As filed with the Securities and Exchange Commission on April 17, 2015

Registration No. 333 - __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICROMEM TECHNOLOGIES INC.
(Exact name of Registrant as specified in its Charter)

Ontario, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

121 Richmond Street West, Suite 304, Toronto, Ontario, Canada M5H 2K1
(Address, including zip code, of principal executive offices)

2014 Micromem Technologies Inc. Directors, Officers and Employees Stock Option Plan
(Full title of the plan)

Arnold Zipper
Gray Robinson, P.A.
225 N.E. Mizner Blvd., Suite 500
Boca Raton, Florida 33432
(561) 368-3808
(Name, address and telephone number, including area code, of agent for service)

Copies of all communications should be sent to:

Arnold Zipper
Gray Robinson, P.A.
225 N.E. Mizner Blvd.,
Suite 500
Boca Raton, Florida 33432

and

Dan Amadori
CFO, Micromem Technologies Inc.
121 Richmond Street West,
Suite 304
Toronto, Ontario, Canada M5H 2K1

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [X]
Non-accelerated filer: [ ]	(Do not check if smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
	to be	Offering Price	Aggregate	Registration Fee
Title of Securities to be Registered	Registered(1)	Per Share (US$)	Offering Price (US$)	(US$)
Common Shares, no par value	18,840,000 (2)	0.50 (3)	$9,420,000	$ 1,094.60

(1)

In accordance with Rule 416, the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock options, stock dividends and other similar transactions.

(2)	Common shares issuable upon exercise of options granted under the Registrant’s 2014 Directors, Officers and Employees Stock Option Plan (the "Plan").

(3)

Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h)(i) of the Securities Act of 1933 as amended, using average of the high and low sale price of common shares as reported on the OTCQX on April 10, 2015 of $0.50 per share.

This registration statement will become effective upon filing in accordance with Rule 462 under the Securities Act. Proposed sales to take place as soon after the effective date of the registration statement as awards under the Plan are exercised and/or vest.

EXPLANATORY NOTES

            The Registrant has prepared this Registration Statement pursuant to the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register up to 18,840,000 common shares of the Registrant issued or issuable under the Registrant’s 2014 Directors, Officers and Employees Stock Option Plan (the “Plan”). This Form S-8 also includes a reoffer prospectus prepared in accordance with Instruction C of Form S-8 and in accordance with Part I of Form F-3. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resale of up to 10,340,000 common shares which are deemed to be “control securities” under the Securities Act that will be acquired by the selling shareholders named in the reoffer prospectus.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1. Plan Information

            The Registrant will deliver the documents containing the information specified in Part I of Form S-8 to participants as specified by Rule 428(b)(1) under the Securities Act. Pursuant to the instructions to Form S-8, the Registrant is not required to file these documents and these documents are not filed either as a part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

            Upon written or oral request by a participant in the Plan, the Registrant will provide any of the documents incorporated by reference into the Section 10(a) prospectus, which documents are incorporated by reference into the Section 10(a) prospectus, and any document required to be delivered to the participants pursuant to Rule 428(b), in each case without charge, by contacting:

Micromem Technologies Inc.
121 Richmond Street West, Suite 304
Toronto, Ontario M5H 2K1
Canada
Attention: Dan Amadori
Telephone: (416) 364-6513 x216

I-1

REOFFER PROSPECTUS

MICROMEM TECHNOLOGIES INC.

10,340,000 Common Shares subject to options granted under the Plan.

            The shareholders of Micromem Technologies Inc. (“Micromem” or the “Company“) listed on page 13 of this prospectus may offer from time to time up to a total of 10,340,000 common shares under this prospectus. The Company is not offering or selling any shares under this prospectus and will not receive any of the proceeds from the sale of the shares offered by these selling shareholders. The selling shareholders have acquired the shares pursuant to the Micromem Technologies Inc. 2014 Directors, Officers and Employees Stock Option Plan (the “Plan”).

            The selling shareholders may sell the shares in varying amounts through public or private transactions at prevailing market prices or at negotiated prices. Such future prices are not currently known. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. The Company will not receive any proceeds from the sale of the shares. The selling shareholders will bear all the sales commissions and similar expenses. Any other expenses incurred by us in connection with this registration and offering not borne by the selling shareholders will be borne by us.

            The shares covered by this prospectus are, prior to their sale under this prospectus, issuable upon exercise of options granted under the Plan. Upon the exercise of these options by payments of cash, we will receive the exercise price of the options. To the extent that we receive cash upon the exercise of these options, we expect to use that cash for general corporate purposes.

            The common shares will be “control securities” under the United States Securities Act of 1933, as amended (the “Securities Act”) before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by selling shareholders on a continuous or delayed basis to the public without restriction.

            The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that: (i) the Company was constituted under and is governed by the laws of the Province of Ontario, that some or all of its directors and officers are or may be residents of Canada; (ii) certain of the experts named herein are or may be residents of Canada; and that (iii) all or substantial portion of the assets of the Company and said persons are or may be located outside the United States.

            We do not know when, how or if the selling shareholders intend to sell their common shares covered by this prospectus or what the price, terms or conditions of any sales will be. See “Plan of Distribution” below. We understand that the Securities and Exchange Commission (the “Commission”) may, under certain circumstances consider persons reselling any shares of our common shares and dealers or brokers handling a resale of shares of our common shares and dealers and brokers handling a resale of shares of our common stock to be “underwriters” within the meaning of the Securities Act.

            Our common shares are traded on the OTCQX, the principal trading market for our securities, under the symbol “MMTIF”. On April 10, 2015, the last reported sale price for our common shares on the OTCQX was $0.50 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE PURCHASING OUR COMMON SHARES.

This prospectus is dated April 17, 2015.

            You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to give you different information. You should not assume that the information incorporated by reference or provided in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the documents.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

            This prospectus includes forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about our business and the industry in which we operate, management’s beliefs, and assumptions made by management. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission (“the Commission” or the “SEC”) and in written material, press releases and oral statements issued by or on behalf of us. Words such as “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations on such words and similar expressions and the negatives thereof are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Actual results could differ materially from those expressed or forecasted in these forward-looking statements as a result of various factors, including those described in the “Risk Factors” section beginning on page 5. This list of factors is not exclusive and other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

            All forward-looking statements in this prospectus are based on information available to us on the date hereof. We may not be required to publicly update or revise any forward-looking statements that may be made by us or on our behalf, in this prospectus or otherwise, whether as a result of new information, future events or other reasons. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

WHERE YOU CAN FIND MORE INFORMATION

            This prospectus is part of a registration statement on Form S-8 filed by us with the Commission (under the Securities Act) with respect to the common shares offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, to which reference is made for further information. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or otherwise filed by us, each such statement is qualified in all respects by such reference.

            We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, file reports and other information with the Commission. Under a multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. We are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Our Commission filings, including the Registration Statement of which this prospectus is a part, are available to the public through the Commission’s “EDGAR” (Electronic Data Gathering, Analysis and Retrieval System), available on the Commission’s website (http://www.sec.gov). You may also read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.

INFORMATION INCORPORATED BY REFERENCE

            The Commission allows us to incorporate by reference the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents:

(i)	our Annual Report on Form 20-F for the fiscal year ended October 31, 2014, filed with the Commission on March 2, 2015; and

(ii)	each Form 6-K filed with the Commission on or after October 31, 2014 and prior to the date of this prospectus.

            All documents filed pursuant to Section 13(a), 13(c), 14 and 15 (d) of the Exchange Act by us subsequent to the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities being offer pursuant hereto have been sold or which deregisters all of the securities remaining unsold, also shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing such documents. Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

            We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to Micromem Technologies Inc., 121 Richmond Street West, Suite 304, Toronto, Ontario M5H 2K1, Canada, Attention: Dan Amadori, telephone (416) 364-6513 x216.

            You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

PROSPECTUS SUMMARY

            This prospectus summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference. You should read the following summary together with the more detailed information regarding our Company and the shares being sold in this offering, which information appears elsewhere in this prospectus and in selected portions of our Annual Report on Form 20-F for the year ended October 31, 2014, and other documents filed with the SEC that are incorporated by reference into this prospectus.

Our Business

            The Company develops customized, proprietary sensor-based solutions for large multinational corporations. Over the past several years it has presented its technology platform to numerous companies who are seeking solutions to various and complex challenges in the measurement of operating performance and real time diagnostics in their operating systems and assets. The Company has secured contracts to produce sensor-based technology solutions for a number of these customers.

            In essence, Micromem has typically initially developed proposed technology solutions at its own cost and where a company agrees to move forward with Micromem to develop a commercial application, Micromem will negotiate a cost sharing arrangement with that company where the company will absorb the continued development costs associated with the project. Development milestones are established with the company and Micromem will invoice against these milestones in accordance with the contracted terms. Micromem’s recurring revenue stream is anticipated to be derived from product royalties, product licensing agreements and outright product sales.

            While the applications for Micromem’s technology solutions are industry agnostic and cross virtually every industry vertical, the Company has identified the following industry verticals as significant immediate term opportunities to pursue – the oil and gas sector, the automotive sector, the power generation and utilities sector and other specific industrial applications.

Industry Background

            The smart sensor market has experienced considerable growth over the past decade with the emergence and growth of the “Internet of Things”. With nanotechnology applications, sensors have become smaller, more powerful and more advanced in terms of the market applications being developed.

Our Company's Technology

            The Company conceives of, designs and engineers, creates, develops and delivers extremely unique sensor solutions to our clients. These sensor solutions are very small, typically employing MEMS or NEMS feature size technology. These sensor solutions are precisely driven by client requirements, typically addressing a difficult business and/or process problem. The solution typically involves integrating multiple different sensor modalities, seen in disparate market segments, different from the target client use that addresses the client’s needs. Due to the extremely small size, the final form factor allows our solutions to be deployed throughout the application space, in heretofore inaccessible ruggedized environments. The Company’s approach is to take advantage of the revenue opportunity associated with the projected trillion-sensor market.

            Current applications for our sensor based technology platforms include a number of development projects where we are developing advanced prototypes with the expectation that these will be commercialized by our clients. These development projects include a nanoparticle detector platform and an interwell tracer detection platform for the oil and gas sector, an automotive oil pan plug sensor, a detection platform for wear elements in lubricating fluids and various sensor based detection platforms for the utilities sector.

RISK FACTORS

            You should carefully consider the risks and the information about our business described below, together with all of the other information included in this prospectus, before buying common shares in this offering. You should not interpret the order in which these considerations are presented as an indication of their relative importance to you.

            We and our investors face a number of risks, which are described below.

            The financial statements of our Company have been prepared on a going concern basis.

            We have prepared our financial statements on a “going concern” basis which presumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future.

            Our ability to continue as a going concern is dependent upon the successful commercialization of our sensor technology platforms that we currently have under development with our industry partners. Ultimately we must achieve a profitable level of operation through licensing fees, royalties and the commercial sale of our products. We will require additional financing in the interim to fund our activity.

            Our consolidated financial statements have been prepared on a going concern basis do not include any adjustments to the amounts and classifications of the assets and liabilities that might be necessary should we be unable to continue in business. If the going concern assumption was not appropriate for our financial statements then adjustments would be necessary in the carrying value of assets and liabilities, the reported expenses and the balance sheet classifications used. Such adjustments could be material.

            We currently have no operating revenue.

            We have not yet reported commercial revenues from licensing fees, royalties or product sales. If we fail to enter into license agreements or if we do not obtain purchase orders from potential customers, we will have no revenues. If we enter into such agreements the amount of the revenues we receive will depend on the terms we are able to secure from each licensee and the ability of licensees to compete in their particular market.

            There are market risks relating to the sale of our sensor technology platforms.

            We continued to develop applications of our magnetic sensor technology in 2014 working with our technical advisors, and our strategic development partners. We are pursuing joint development agreements with potential strategic partners with the expectation that we will jointly develop sensor applications for use by these potential strategic partners. We believe that these current initiatives will result in revenues and cash flow to the Company in the future but there can be no assurance when and if such revenues will be achieved.

            We may face competition from larger corporations which also sell sensor technology and who have greater financial resources than the Company.

            Our success will in part be determined by the following factors which have not yet been fully and completely tested nor measured: the ability of manufacturers to incorporate the technology into existing manufacturing capabilities without significant retooling and material costs, price competitiveness and the differential performance advantages of our technology.

            Additionally our ability to compete successfully will depend on elements outside of our control, including the rate at which customers incorporate our technology into their products, the success of such customers in selling those products, our protection of our intellectual property, the number, nature and success of our competitors and their product introductions and general market and economic conditions. Our success will depend on our ability to protect our intellectual property, to develop, introduce, and license or sell in a timely manner our technology or products incorporating our technology and to compete effectively on the basis of factors such as speed, density, die size and power consumption.

            We are not actively pursuing further development of our memory technology.

            Until 2008 our Company was positioned as a developer of memory technology, specifically our Magnetic Random Access Memory (MRAM), which is a non-volatile memory technology that uses magnetic, thin film elements on a gallium arsenide substrate to store information.

            Beginning in 2008 we began to shift our focus to the development of sensor based technology solutions. By 2011, we decided to no longer pursue memory technology. We wrote off all costs associated with our memory technology by 2011. We are currently attempting to sell our interests in our memory related intellectual property. To date we have not been successful in attracting a buyer for this intellectual property and there can be no assurance that we will secure a buyer.

            Failure to secure continued financing will cause our business to suffer.

          Since there is no assurance that commercial revenues will be realized in future, we will need additional financing to continue our development and to successfully market our technology to potential licensees and strategic partners.

            There can be no assurance that we will be able to continue to raise sufficient financing in the future and the failure to do so would affect our ability to further develop our technology platforms and to market our products to existing and new potential customers.

            Because much of our success and value depends on our ownership and use of intellectual property, our failure to protect our property could adversely affect our future growth and success.

            Our success will depend on our ability to protect our intellectual property. We rely primarily on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our proprietary technology and processes. Despite our efforts to do so, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology, develop similar technology independently or design around our patents. Policing unauthorized use of our products is expensive and difficult, and we cannot be certain that all required steps we have taken will prevent misappropriation or infringement of our intellectual property.

            Intellectual property claims against us, no matter how groundless, could cause our business to suffer.

            Our future success and competitive position depend in part on our ability to retain rights to our technology, including any improvements that may be made on that technology from time to time by us or on our behalf. Our technology is patented or is subject to pending patent applications in the United States and abroad and we know of no challenge that has been made either against our technology or our rights to it. We have no reason to believe that any such challenge might be made or that the grounds for any such challenge exist. If any intellectual property litigation were to be commenced against us, no matter how groundless, the result could be a significant expense to us, adversely affecting further development, licensing and sales, diverting the efforts of our technical and management personnel and, in the event of an adverse outcome, damages and possible restrictions on the further development, licensing and use of our technology. There can be no assurance that any of our pending patent applications will be issued as patents or that any issued patent will not be determined to be invalid at a later date.

            We have a history of losses, and we may continue to generate losses in future.

            To date, we have operated as a product development company and have not been profitable. Unless and until we are able to successfully commercialize our technology applications, we may not be able to generate sufficient revenues in future periods and we may not be able to attain profitability.

            The further development of our sensor technology may require significant additional capital which we may have to fund directly if we are unable to secure financing from development partners. Therefore, we may incur expenses without receiving equal and offsetting revenues at least until we are able to license our technology to third parties. This may result in net operating losses until we can generate an acceptable level of revenues. Further, even if we achieve operating revenues, there can be no assurance that such revenues will be sufficient to fund continuing operations.

            The likelihood of the success of our business plan must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early stage businesses and the competitive environment in which we operate.

            We will be dependent upon the success of a limited range of products.

            The range of products we intend to commercialize is currently limited to applications of our sensor technology. If we are not successful in commercializing our technology platforms, or if there is not adequate demand for such technology or the market for such technology develops less rapidly than we anticipate, we may not have the capability to shift our resources to the development of alternative products, on a timely basis. This could limit future revenues and profitability.

            We may not realize income from the licensing of our technologies if our licensees fail to commercialize the products that incorporate these technologies.

            In order to generate revenues from our sensor technology platforms, we will need to enter into licensing arrangements with third parties who can integrate our technology into products that will gain acceptance in the market. We have not yet entered into any licensing agreements, and there is no assurance that we will be able to do so on acceptable terms in future. To the extent we are successful in licensing our technology; in general we will seek upfront payments plus ongoing royalties based on anticipated commercial sales of the products into which our technology is incorporated. Our ability to realize royalties will thus depend upon the successful manufacture and commercialization of such products, which will be primarily within the control of the licensee. There is no assurance that such licensees will be successful in marketing and selling such products. In addition, licensees could decide to delay or discontinue the commercialization of products for financial or other business reasons. Even if our licensees succeed in developing products that incorporate our technology, in all likelihood a significant amount of development and testing will be required before such products can be introduced to market. Therefore we may not receive royalty income for a substantial period following the commencement of any licensing arrangements. If our licensees are unable to commercialize products on a timely basis, they may lose market share to competing or alternative technologies. Any failure by the companies to which we license our technologies to successfully develop marketable products would have an adverse effect on our future royalty payments and financial condition.

            In order to commercialize our future products, we will need to establish a sales and marketing capability.

            At present, we have limited sales and marketing capability and our financial resources have been limited. We will need to add marketing and sales expertise and must also develop the necessary supporting distribution channels. Although we believe we can build the required infrastructure either in-house or through strategic relationships, we may not be successful in doing so. Failure to establish a sales force and distribution network would have an adverse effect on our ability to grow our business.

            We depend on key personnel.

            Our senior managers and employees are Joseph Fuda, who serves as our Chief Executive Officer; Steven Van Fleet, who has primary responsibility for business development and who serves as President of our wholly-owned subsidiary, Micromem Applied Sensor Technology Inc (MAST) and Dan Amadori, who serves as our Chief Financial Officer. We have engaged the services of several engineering/technical consulting firms to assist in converting our development efforts to commercialization. Our success depends on our ability to retain certain of our senior management and key technical personnel and our ability to attract and retain additional highly skilled personnel in the future.

            We may be materially affected by global economic and political conditions.

            Our ability to generate revenue may be adversely affected by uncertainty in the global economy and could also be affected by unstable global political conditions. Terrorist attacks or acts of war could significantly disrupt our operations and the operations of our future customers, suppliers, distributors, or resellers. We cannot predict the potential impact on our financial condition or our results of operations should such events occur.

            We may be materially affected by rapid technological change and evolving industry standards.

            Short product life cycles are inherent in high-technology companies due to rapid technological change and evolving industry standards. Our future financial condition and results of operations depend on our ability to respond effectively to these changes. There can be no assurance that we will be able to successfully do so or adapt our current products to new technologies or new industry standards. In addition, our customers may be reluctant to adopt new technologies and standards or they may prefer competing technologies and standards. Because the technology market changes so rapidly, it is difficult for us to predict the rate of adoption of our technology.

            We may be materially affected by risks associated with new product development.

            Our new product development is complex and requires us to investigate and evaluate multiple alternatives, as well as plan the design and manufacture of those alternatives selected for further development. Our development efforts could be adversely affected by hardware and software design flaws, product development delays, changes in operating systems and changes in industry standards. The manufacturing of new products involves integrating complex designs and processes, coordinating with suppliers for parts and components and managing manufacturing capacities to accommodate forecasted demand. If we are not successful in meeting these requirements, this could adversely affect our ability to introduce new products on a timely basis.

            Our operations may be materially affected by the risks associated with the continued developments and protection of our intellectual property.

            There can be no assurance that we will be able to continue to develop new intellectual property or that we will continue to have it developed for us. We rely on a combination of U.S. patent, copyright, trademark, and trade secret laws to protect our intellectual property rights. We have decided to file patent and trademark registration applications with certain foreign governments but we may not have appropriate coverage in all jurisdictions where we may sell or license our product in future.

            We enter into confidentiality and non-disclosure agreements relating to our intellectual property with our employees and consultants. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain or use our intellectual property. Monitoring the unauthorized use of our intellectual property is difficult and we cannot be certain that we will be able to adequately protect our intellectual property in the future.

            There are foreign exchange risks associated with our Company.

            Because we have historically raised funds in both U.S. and Canadian markets and a portion of our costs are denominated in Canadian dollars, our funding is subject to foreign exchange risks. A decrease in the value of the U.S. dollar relative to the Canadian dollar could affect our costs and potential future profitability. We do not currently hold forward exchange contracts or other hedging instruments to exchange foreign currencies for U.S. dollars so as to offset potential currency rate fluctuations.

            Risk Factors Related to Our Common Shares

            Our stock is subject to the penny stock regulations, which may discourage brokers from effecting transactions in the stock and adversely affect the stock's market price and liquidity

            Our common shares constitute “penny stock” under applicable regulations of the Securities and Exchange Commission. The penny stock regulations impose significant restrictions on brokers who sell penny stock to persons other than established customers and institutional accredited investors. Broker-dealers participating in sales of our stock will be subject to the so called “penny stock” regulations covered by Rule 15g-9 under the Exchange Act. Under the rule, broker-dealers must furnish to all investors in penny stocks a risk disclosure document required by the rule, make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. The penny stock regulations may discourage brokers from effecting transactions in the common shares. This would decrease market liquidity, adversely affect market price and make it difficult for you to use the common shares as collateral.

            The rights of our shareholders may differ from the rights typically afforded to shareholders of a U.S. corporation.

            We are incorporated under the Business Corporations Act (Ontario), also referred to herein as the OBCA. The rights of holders of our common shares are governed by the laws of the Province of Ontario, including the OBCA, by the applicable laws of Canada, and by our Articles of Incorporation and all amendments thereto, also referred to herein as the Articles, and our By-laws. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. The principal differences include without limitation the following:

            With regard to certain matters, we must obtain approval of our shareholders by way of at least 662/3% of the votes cast at a meeting of shareholders duly called for such purpose being cast in favor of the proposed matter. Such matters include without limitation: (a) the sale, lease or exchange of all or substantially all of our assets out of the ordinary course of our business; and (b) most amendments to our Articles including, but not limited to, amendments affecting our capital structure such as the creation of new classes of shares, changing any rights, privileges, restrictions or conditions in respect of our shares, or changing the number of issued or authorized shares, as well as amendments changing the minimum or maximum number of directors set forth in the Articles. Under U.S. state law, the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation generally requires approval by a majority of the outstanding shares, although in some cases approval by a higher percentage of the outstanding shares may be required. In addition, under U.S. state law the vote of a majority of the shares is generally sufficient to amend a company's certificate of incorporation, including amendments affecting capital structure or the number of directors. Under certain circumstances the board of directors may also have the ability to change the number of directors under U.S. state law.

            Pursuant to our By-laws, two persons present in person or represented by proxy and each entitled to vote thereat shall constitute a quorum for the transaction of business at any meeting of shareholders. Under U.S. state law, a quorum generally requires the presence in person or by proxy of a specified percentage of the shares entitled to vote at a meeting, and such percentage is generally not less than one-third of the number of shares entitled to vote.

            Under rules of the Ontario Securities Commission, generally a meeting of shareholders must be called for consideration and approval of certain transactions between a corporation and any “related party” (as defined in such rules). A “related party” is defined to include, among other parties, directors and senior officers of a corporation, holders of more than 10% of the voting securities of a corporation, persons owning a block of securities that is otherwise sufficient to affect materially the control of the corporation, and other persons that manage or direct, to a substantial degree, the affairs or operations of the corporation. At such shareholders' meeting, votes cast by any related party who holds common shares and has an interest in the transaction may not be counted for the purposes of determining whether the minimum number of required votes have been cast in favor of the transaction. Under U.S. state law, a transaction between a corporation and one or more of its officers or directors can generally be approved either by the shareholders or a by majority of the directors who do not have an interest in the transaction. Corporations that are listed on a U.S. securities exchange or are quoted on Nasdaq may also be required to have transactions with officers and directors and other related party transactions reviewed by an audit committee comprised of independent directors.

            There is no limitation imposed by our Articles or other charter documents on the right of a non-resident to hold or vote our common shares. However, the Investment Canada Act , also referred to herein as the Investment Act,  generally prohibits implementation of a reviewable investment by an individual, government or agency thereof, corporation, partnership, trust or other entity that is not a “Canadian,” as defined in the Investment Act, unless, after review, the minister responsible for the Investment Act is satisfied that the investment is likely to be a net benefit to Canada. An investment in our common shares by a non-Canadian would be reviewable under the Investment Act if it were an investment to acquire direct control of Micromem, and the value of our assets were CDN $5.0 million or more. However, an investment in our shares by a national of a country (other than Canada) that is a member of the World Trade Organization or has a right of permanent residence in such a country (or by a corporation or other entity that is a “WTO Investor-controlled entity” pursuant to detailed rules set out in the Investment Act) would be reviewable at a higher threshold of CDN $354 million in book value or assets, except for certain economic sectors with respect to which the lower threshold would apply. A non-Canadian, whether a national of a WTO member or otherwise, would acquire control of Micromem for purposes of the Investment Act if he or she acquired a majority of our common shares. The acquisition of less than a majority, but at least one-third of our common shares, would also be presumed to be an acquisition of control of Micromem, unless it could be established that Micromem was not controlled in fact by the acquirer through the ownership of voting shares. The United States is a WTO Member for purposes of the Investment Act.

            U.S. shareholders may not be able to enforce civil liabilities against us.

            Micromem is incorporated under the laws of the Province of Ontario. Additionally, a number of our directors and executive officers are non-residents of the U.S., and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, should any investor commence an action in the U.S. against Micromem or its directors or executive officers, Micromem or its directors or officers, as the case may be, may be able to insist that any action against them take place in the jurisdiction of the Province of Ontario. In addition, if an investor were to obtain a U.S. judgment against Micromem or its directors or executive officers, there is doubt as to the enforceability of such U.S. judgment in Canada.

            We do not anticipate paying dividends.

            We have never paid a dividend on our securities and we do not anticipate paying dividends in the foreseeable future.

            We may need to issue additional securities which may cause our shareholders to experience dilution.

            Our Board of Directors has the authority to issue additional common shares, without par value, or other of our securities without the prior consent or vote of our shareholders. The issuance of additional common shares would dilute the proportionate equity interest and voting power of our shareholders.

            The price of our common shares and volume of our common shares may be volatile.

            Our shareholders may be unable to sell a significant number of our common shares on the OTCQX without a significant reduction in the market price of the shares.

            Furthermore, there can be no assurance that we will be able to meet the listing requirements of, or achieve listing on, any other stock exchange. The market price of the common shares may be affected significantly by factors such as fluctuations in our operating results, announcements of technological innovations or new products by us or our competitors, action by governmental agencies against us or the industry in general, developments with respect to patents or proprietary rights, public concern as to the safety of products developed by us or others, the interest of investors, traders and others in public companies such as ours and general market conditions. In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly small capitalization companies, have experienced fluctuations which have not necessarily been related to the operating performance, underlying asset values or business prospects of such companies.

ABOUT THE COMPANY

            We were incorporated under the laws of the Province of Ontario, Canada, on October 21, 1985 as Mine Lake Minerals Inc. We subsequently changed our name to Avanti Capital Corp. on June 23, 1988 and to AvantiCorp International Inc. on April 30, 1992 before becoming Micromem Technologies Inc. on January 11, 1999 in connection with our acquisition of Pageant Technologies Incorporated. Our principal executive offices are located at 121 Richmond Street West, Toronto, Ontario M5H 2K1, Canada, and our telephone number is (416) 364-6513.

CAPITALIZATION AND INDEBTEDNESS

            The following table sets forth our capitalization and indebtedness as of January 31, 2015. This table should be read in conjunction with our consolidated financial statements for the years ended October 31, 2014 and 2013 set forth in our Annual Report on Form 20-F for the year ended October 31, 2014 and our interim quarterly financial statements as of January 31, 2015 set forth in our Form 6-K dated March 31, 2015.

SHARE CAPITAL	NUMBER OF SHARES
Authorized
Preference Shares	2,000,000 special preference shares, redeemable, voting
Common Shares	Unlimited number of common shares without par value

Issued and Outstanding
Preference Shares	Nil
Common Shares	191,425,000

SHAREHOLDERS’ EQUITY		US$
Common Shares		71,640,106
Contributed surplus		27,165,125
Deficit		(94,019,769)
Total Capitalization		4,790,462

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES		$ 970,000

RECENT DEVELOPMENTS

            All material changes in our affairs that have occurred since October 31, 2014, the end of our latest fiscal year, have been described in reports on Form 6-K subsequently filed with the Commission and incorporated by reference herein. This discussion should be read in conjunction with the other information included in this prospectus, including “Risk Factors”. You should also refer to the information contained in the documents incorporated herein by reference, including our Annual Report on Form 20-F for the year ended October 31, 2014 and the audited financial statements contained therein, our interim quarterly financial statements as of January 31, 2015 and related disclosures as set forth in our Form 6-K filed on March 31, 2015, and all other information contained in other reports on Form 6-K filed with the Commission since October 31, 2014.

PRICE RANGE OF COMMON SHARES OF THE COMPANY

            The following table sets forth the range of high and low closing sale prices for our common shares for the periods indicated, as reported by the Over-the-Counter Bulletin Board and, since November 1, 2014, on the OTCQX. These prices do not include retail mark-ups, markdowns, or commissions. The table below sets forth the high and low sales prices for Common Shares in U.S. Dollars as reported for the periods specified. Our common shares are traded in the United States and are quoted on the OTCQX under the symbol MMTIF. The common shares are also listed in Canada on the CSX Exchange under the symbol MRM.

Period	High	Low
Last six months:
March 2015	0.56	0.48
February 2015	0.59	0.51
January 2015	0.62	0.497
December 2014	0.75	0.46
November 2014	0.80	0.634
October 2014	0.70	0.4281
Last eight quarters:
Q1 2015	0.62	0.497
Q4 2014	0.70	0.4281
Q3 2014	0.67	0.519
Q2 2014	0.78	0.59
Q1 2014	1.502	0.608
Q4 2013	0.67	0.21
Q3 2013	0.22	0.19
Q2 2013	0.24	0.16
Last five years ended:
October 31, 2014	1.50	0.40
October 31, 2013	1.33	0.16
October 31, 2012	0.49	0.10
October 31, 2011	0.34	0.07
October 31, 2010	0.65	0.13

On April 10, 2015, the closing price of a common share as reported on the OTCQX was $0.50 per share.

SHARE CAPITAL

            The authorized capital of Micromem consists of an unlimited number of common shares, no par value each, of which 191,425,600 common shares were issued and outstanding as of January 31, 2015, and 2,000,000 special, redeemable, voting preference shares (special shares), none of which were outstanding, as of January 31, 2015. The number of special shares that may be issued and outstanding at any time is limited to 500,000.

            All of our outstanding common shares and preference shares are issued pursuant to the due authorization of our Board of Directors. Neither the Company nor any of its subsidiaries holds common shares or special shares.

            At April 17, 2015, an aggregate of 12,105,000 options to purchase common shares were outstanding as summarized below:

Number of Options	Exercise Price	Expiration
	Per Share	Date
7,275,000	$0.20	10/31/16
1,905,000	0.35	4/10/17
125,000	0.35	4/5/16
1,090,000	0.30 (1)	1/22/18
780,000	0.27 (1)	9/16/18
110,000	0.64	4/25/19
170,000	0.70 (1)	4/25/19
300,000	0.35	10/17/18
350,000	0.85	4/25/19
12,105,000

(1) denominated in Canadian dollars.

SELLING SHAREHOLDERS

            The selling shareholders are eligible to offer and sell up to a total of 10,340,000 common shares under this prospectus pursuant to stock option grants to the selling shareholders under the Plan. The following table sets forth:

•	the name of each selling shareholder;

•	the number of common shares beneficially owned by each selling shareholder as of the date of this prospectus, assuming exercise of all outstanding options;

•	the maximum number of common shares beneficially owned by each selling shareholder that may be offered pursuant to this prospectus, some or all of which may be sold pursuant to this prospectus; and

•

the number of common shares that would be beneficially owned by each selling shareholder after the completion of this offering, assuming the sale pursuant to this offering of all shares that are beneficially owned by such selling shareholder and offered pursuant to this prospectus.

            The information set forth in the table below which includes all of the shares the selling shareholders are eligible to offer under this prospectus and assumes the exercise of all stock options outstanding as of the date of this prospectus that are exercisable within 60 days after such date. All information with respect to share ownership has been provided by the selling shareholders. This table has been prepared to comply with the rules and regulations of the Commission but does not reflect any knowledge that we have with respect to the present intent of the persons listed as selling shareholders. The shares covered by this prospectus may be offered by the selling shareholders or their transferees from time to time, in whole or in part.

Name of Selling Shareholder (3)	Number of Common Shares Beneficially Owned before the Offering (1)		Number of Shares which may be Offered	Common Shares Beneficially Owned after to the Offering (2)

	Number	Percent		Number	Percent
Joseph Fuda
Director	2,408,947	1.18%	2,030,000	378,947	*
Salvatore Fuda
Director	6,448,501	3.17%	1,250,000	5,198,501	2.55%
Steven Van Fleet
Director	1,675,000	*	1,675,000	-	*
Andrew Brandt
Advisory Board	641,500	*	625,000	16,500	*
Dan Amadori
CFO	1,962,517	*	1,350,000	612,517	*
David Sharpless
Director	905,000	*	805,000	100,000	*
Larry Blue
Director	1,048,600	*	855,000	193,600	*
Oliver Nepomuceno
Director	1,658,572	*	705,000	953,572	*
Alex Dey
Director	1,079,554	*	395,000	684,554	*
Craig Carlson
Director	325,000	*	325,000	-	*
Brian Von Herzen
Director	325,000	*	325,000	-	*
			10,340,000		*

* Less than one percent

(1)        The amounts shown are derived from information available to the Company after taking reasonable efforts to determine the beneficial ownership of the selling shareholders listed. Beneficial ownership is determined in accordance with the rules and regulations of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding.

(2)        Assumes the sale of all shares offered pursuant to this prospectus and no other purchases of our common shares.

(3)        The addresses of all of the selling shareholders are c/o Micromem Technologies Inc., 120 Richmond Street West, Suite 304, Toronto, Ontario M5H 2K1.

USE OF PROCEEDS

            Each of the selling shareholders will receive all of the net proceeds from the sale of shares by that shareholder. We will not receive any of the net proceeds from the sale of the shares. The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in offering or selling their shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, OTCQX fees, blue sky registration and filing fees, and fees and expenses of our counsel and accountants.

            The shares covered by this prospectus are, prior to their sale under this prospectus, issuable upon exercise of options granted under the Plan. Upon the exercise of these options by payments of cash, we will receive the exercise price of the options. To the extent that we receive cash upon the exercise of these options, we expect to use that cash for general corporate purposes.

PLAN OF DISTRIBUTION

            We are registering shares of our common stock to permit the resale of such common stock by the holders from time to time. We will not receive any of the proceeds from the sale of such common stock. The selling shareholders have advised us that, prior to the date of this prospectus, they have not made any agreement or arrangement with any underwriters, brokers or dealers regarding the distribution and resale of the securities.

            The selling shareholders may sell all or a portion of their securities covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the securities in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may also sell their shares of common stock through private sales. The selling shareholders may effect such transactions by selling the securities to or through underwriters or broker-dealers, and such underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling shareholders and any broker-dealers that participate with the selling shareholders in the distribution of the securities may be deemed to be underwriters and commissions received by them and any profit on the resale of the securities positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act.

            Sales of the shares of common stock may be made by means of one or more of the following:

a block trade in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block principal to facilitate the transaction;
purchases by a dealer as principal and resale by such dealer for its account pursuant to this prospectus;
ordinary brokerage transactions and transactions in which the broker solicits purchasers;
privately negotiated transactions;
broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
a combination of any such methods of sale; and
and other method permitted pursuant to applicable law.

            The selling shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

            In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate.

            The selling shareholders may choose not to sell any or may choose to sell less than all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

            The selling shareholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares at less than market prices may depress the market price of our common stock. Moreover, the selling shareholders are not restricted as to the number of shares which may be sold at any one time.

            Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

            We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

            The selling shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of the Company while such selling shareholders are distributing shares covered by this prospectus. The selling shareholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

LEGAL MATTERS

            Ormston List Frawley LLP will advise us regarding certain legal matters in connection with the issuance of shares of the common stock registered under this Registration Statement. The partners and lawyers of Ormston List Frawley LLP own less than one percent of our issued and outstanding common stock.

EXPERTS

            The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the years ended October 31, 2014 and 2013 have been audited by Collins Barrow Toronto LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OFFERING EXPENSES

            We will bear all costs, expenses and fees in connection with the registration of the common shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares, as well as any fees and disbursements of counsel to the selling shareholders.

            The following table sets forth the estimated expenses payable by us in connection with the offering described in this registration statement. All amounts are subject to future contingencies other than the Commission registration fee.

Securities and Exchange Commission Registration Fee	$200.00
Printing and Engraving Expenses	100.00
Legal Fees and Expenses	10,000.00
Accounting Fees and Expenses	3,000.00
Blue Sky Qualification Fees and Expenses	-
Miscellaneous	1,700.00
Total	$15,000.00

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Reference is made to Section 136 of Business Corporations Act (Ontario), which provides:

Indemnification

136. (1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of costs

(2) A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfil the conditions set out in subsection (3).

Limitation

(3) A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

Same

(4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative actions

(4.1) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity

(4.2) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a)     was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)     fulfils the conditions set out in subsections (3) and (4).

Insurance

(4.3) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

(a)	in the individual’s capacity as a director or officer of the corporation; or

(b)	in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to court

(5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit..

Idem

(6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Reference is made to Paragraph 25 of the Corporation’s Bylaw No. 1, which sets forth the following provisions relating to the indemnification of directors and officers:

“The Corporation shall indemnify the directors and officers of the Corporation, former directors or officers of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate and with the approval of the court in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate against all costs, charges and expenses reasonably incurred by him in connection with such action, if, he acted honestly and in good faith with a view to the best interests of the Corporation; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.”

Reference is made to Paragraph 26 of the Corporation’s Bylaw No. 1, which sets forth the following provisions relating to insurance for directors and officers:

“The Corporation may purchase and maintain insurance for the benefit of the directors or officers of the Corporation, former directors or officers of the Corporation or persons who act or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives against any liability incurred by him, in his capacity as a director or officer of the Corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation; or in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the Corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.”

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Micromem Technologies Inc. (the “Registrant”) with the Commission are incorporated by reference in this Registration Statement:

(i)	our Annual Report on Form 20-F for the fiscal year ended October 31, 2014, filed with the SEC on March 2, 2015;

(ii)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since October 31, 2014;

(iii)

the description of our common shares, which is contained under the heading “Description of Securities to Be Registered” in the prospectus that is part of our Registration Statement on Form 20-F filed on August 9, 1999 pursuant to Section 12(g) of the Exchange Act (SEC file no. 000-26005), and any amendment or report filed for the purpose of updating such description; and

(iv)

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act by the registrant subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered pursuant hereto have been sold or which deregisters all of such securities then remaining unsold, also shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTEREST OF NAMED EXPERTS AND COUNSEL

            Ormston List Frawley LLP will advise us regarding certain legal matters in connection with the issuance of shares of the common stock registered under this Registration Statement. The partners and lawyers of Ormston List Frawley LLP own less than one percent of our issued and outstanding common stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to Section 136 of Business Corporations Act (Ontario), which provides:

Indemnification

136. (1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of costs

(2) A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfil the conditions set out in subsection (3).

Limitation

(3) A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

Same

(4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative actions

(4.1) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity

(4.2) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a)     was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)     fulfils the conditions set out in subsections (3) and (4).

Insurance

(4.3) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

(a)	in the individual’s capacity as a director or officer of the corporation; or

(b)	in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to court

(5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit..

Idem

(6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Reference is made to Paragraph 25 of the Corporation’s Bylaw No. 1, which sets forth the following provisions relating to the indemnification of directors and officers:

“The Corporation shall indemnify the directors and officers of the Corporation, former directors or officers of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate and with the approval of the court in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate against all costs, charges and expenses reasonably incurred by him in connection with such action, if, he acted honestly and in good faith with a view to the best interests of the Corporation; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.”

Reference is made to Paragraph 26 of the Corporation’s Bylaw No. 1, which sets forth the following provisions relating to insurance for directors and officers:

“The Corporation may purchase and maintain insurance for the benefit of the directors or officers of the Corporation, former directors or officers of the Corporation or persons who act or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives against any liability incurred by him, in his capacity as a director or officer of the Corporation, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation; or in his capacity as a director or officer of another body corporate where he acts or acted in that capacity at the Corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.”

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.      EXHIBITS

Exhibit Number	Description

3.1	Articles of Incorporation of the Company and amendments thereto in effect as of January 11, 2000 (1)

3.2	Articles of Amendment, dated as of October 17, 2001, to the Company’s Articles of Incorporation (2)

3.3	Articles of Amendment, dated as of June 24, 2002, to the Company’s Articles of Incorporation (2)

3.4	By-Laws of the Company in effect as of January 11, 2002 (1)

3.5	Amendment to the By-Laws of the Company (2)

4.1	2014 Directors, Officers and Employees Stock Option Plan of Micromem Technologies Inc. effective January 30, 2015*

5.1	Opinion of Ormston List Frawley LLP regarding legality of common shares being offered*

23.1	Consent of Collins Barrow Toronto LLP*

23.2	Consent of Ormston List Frawley LLP*

24.1	Power of Attorney (contained on the signature page hereto)*

*	Filed herewith

(1)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form 20-F/A, filed with the Securities and Exchange Commission on January 11, 2000.

(2)	Incorporated herein by reference to certain exhibits to the Company's Annual Report on Form 20-F for the year ended October 31, 2002.

Item 9.      UNDERTAKINGS

            (a)        The undersigned Registrant hereby undertakes:

            (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or ant material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2)        that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; .

            (3)        to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

            (4)        to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

            (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 17th day of April 2015.

MICROMEM TECHNOLOGIES INC.

By:	/s/ Joseph Fuda
Name: Joseph Fuda
Title: President

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each officer or director of Micromem Technologies Inc. (“the Registrant”) whose signature appears below constitutes and appoints Dan Amadori and Joseph Fuda, and each of them, as his true and lawful attorney-in-fact and agent, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement, and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph Fuda
Joseph Fuda	President, Chief Executive Officer and Director (Principal Executive Officer)	April 17, 2015

/s/ Dan Amadori
Dan Amadori	Chief Financial Officer (Principal Financial and Accounting Officer)	April 17, 2015

/s/ Salvatore Fuda
Salvatore Fuda	Chairman of the Board of Directors	April 17, 2015

/s/ David Sharpless
David Sharpless	Director	April 17, 2015

/s/ Steven Van Fleet
Steven Van Fleet	Director	April 17, 2015

/s/ Larry Blue
Larry Blue	Director	April 17, 2015

/s/Oliver Nepomuceno
Oliver Nepomuceno	Director	April 17, 2015

/s/ Alex Dey
Alex Dey	Director	April 17, 2015

/s/ Craig Carlson
Craig Carlson	Director	April 17, 2015

/s/ Brian Von Herzen
Brian Von Herzen	Director	April 17, 2015

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation of the Company and amendments thereto in effect as of January 11, 2000 (1)

3.2	Articles of Amendment, dated as of October 17, 2001, to the Company’s Articles of Incorporation (2)

3.3	Articles of Amendment, dated as of June 24, 2002, to the Company’s Articles of Incorporation (2)

3.4	By-Laws of the Company in effect as of January 11, 2002 (1)

3.5	Amendment to the By-Laws of the Company (2)

4.1	2014 Directors, Officers and Employees Stock Option Plan of Micromem Technologies Inc. effective January 30, 2015*

5.1	Opinion of Ormston List Frawley LLP regarding legality of common shares being offered*

23.1	Consent of Collins Barrow Toronto LLP*

23.2	Consent of Ormston List Frawley LLP*

24.1	Power of Attorney (contained on the signature page hereto)*

*	Filed herewith

(1)	Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form 20-F/A, filed with the Securities and Exchange Commission on January 11, 2000.

(2)	Incorporated herein by reference to certain exhibits to the Company's Annual Report on Form 20-F for the year ended October 31, 2002.